Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Second Quarter FY Results;
$3 Million of New Orders; and $1.2 Million Term Loan from Bank of America

East Rutherford, NJ – November 17, 2014 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK) today announced second quarter revenues increased 16% sequentially to $3.58 million as compared to the first quarter of the current fiscal year.  The Company reported a net loss of $248,195 (or $0.08 per share). During the quarter Tel received two military contracts totaling $3 million, and refinanced its existing term loan with BCA Mezzanine Fund (“BCA”) with a loan from Bank of America.

Jeff O’Hara, Tel President and CEO commented, “Revenues of $3.58 were below our expectations as a result of a six week interruption in CRAFT deliveries due to delayed component shipments from vendors, and a technical issue with the U.S. Navy. The technical issue has been resolved, and CRAFT shipments resumed in October. As previously announced, the Company began shipment of the TS-4530 KITS in the second quarter, amounting to almost $1.5 million. We continue to wait for U.S. Army approval on the SETS, but the expectation is that we are still a few months from obtaining approval. Tel also began limited deliveries of the new ITATS product in the second quarter with full rate production expected to be achieved in the third quarter. Revenues are expected to grow in the second half of the fiscal year as a result of our three major programs in full production, except for the TS-4530 SETS. While our backlog at September 30, 2014 was approximately $34 million, our ability to rapidly increase shipments is limited by our financial resources, but we are working with our vendors to increase shipments as rapidly as possible.”

In November 2014, Tel received a $2.4 million follow-on order from the U.S Navy for 86 CRAFT units. This was part of the $9.5 million indefinite delivery indefinite quantity (“IDIQ”) CRAFT follow-on contract received last year. After this order, a total of $3.0 million of availability remains on this contract. The Company also received a $600k order from the U.S. Army for 35 T-47NH units which is part of a 235 unit IDIQ order received several years ago. The U.S. Army T-47N order will be shipped in the fourth fiscal quarter ending March 31, 2015 while the new CRAFT orders will be shipped over the next 12 to 18 months, as we complete the remaining orders on the CRAFT program.

In November 2014, the Company entered into a $1.2 million term loan with Bank of America with a 6% fixed interest rate with a 3-year term. The proceeds were used to repay the current loan with BCA, which carried a 14% interest rate. This will result in a non-cash loss on the extinguishment of debt of approximately $215k, as a result of the write-down of deferred financing costs and debt discount associated with the earlier pay off of the BCA loan.

Mr. O’Hara continued, “Second quarter revenues and profitability were negatively impacted by the delays in the CRAFT program which reduced revenues by over $1 million. Gross margins were lower than projected based on the product mix and by higher labor and overhead variances due in part to additional staffing associated with the startup of the TS-4530A and ITATS programs.  This also contributed to a temporary increase in inventory and payable levels. These CRAFT issues are now resolved and we are anticipating revenues and profits to substantially improve for the balance of this fiscal year. The key to a sustained improvement in profitability is to secure a production release for the TS-4530A SETS, which is currently scheduled for December, but could potentially slip another month or two. The good news is that the U.S. Army has asked us to increase shipments of TS-4530A KITS starting in the third quarter. Tel’s backlog currently stands at $35 million and more than 50% of the CRAFT backlog is now comprised of higher margin follow-on orders which will start shipping in volume in the next fiscal year. It should be noted that the Company has over $7 million in federal loss carry-forwards, and that earnings will not be subject to significant federal taxes until this is exhausted. We are very encouraged by the new Bank of America term loan as this will substantially reduce interest expense going forward”.

Conference Call Information

Tel-Instrument will host a conference call and webcast, today, Monday, November 17, 2014 at 10:00 a.m. Eastern Time to discuss the Company’s fiscal second quarter results.

To access the live webcast, log onto the Tel-Instrument Electronics’ website at https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.

To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until December 17, 2014 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13595965.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	March 31, 2014
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$243,146	232,118
Accounts receivable, net	542,624	2,095,640
Inventories, net	4,544,267	4,025,391
Prepaid expenses and other current assets	549,930	263,592
Deferred financing costs	102,303	108,321
Deferred income tax asset	1,089,538	1,089,538
Total current assets	7,071,808	7,814,600

Equipment and leasehold improvements, net	353,583	450,873
Deferred financing costs – long-term	-	48,142
Deferred income tax asset – non-current	2,513,198	2,273,068
Other long-term assets	47,670	47,670
Total assets	9,986,259	10,634,353

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt, net of debt discount	202,759	718,848
Capital lease obligations – current portion	20,895	53,608
Accounts payable and accrued liabilities	3,617,674	3,332,181
Progress billings	592,156	775,475
Deferred revenues – current portion	36,041	37,452
Accrued payroll, vacation pay and payroll taxes	491,953	444,238
Total current liabilities	4,961,478	5,361,802

Subordinated notes payable - related parties	250,000	250,000
Capital lease obligations – long-term	13,231	21,320
Long-term debt	854,361	596,526
Deferred revenues – long-term	133,650	133,650
Warrant liability	460,389	354,309
Other long-term liabilities	51,900	56,100
Total liabilities	6,725,009	6,773,707

Commitments

Stockholders' equity:
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,253,887 and 3,251,387 shares issued and outstanding, respectively	325,386	325,136
Additional paid-in capital	8,019,654	7,987,100
Accumulated deficit	(5,083,790)	(4,451,590)
Total stockholders' equity	3,261,250	3,860,646
Total liabilities and stockholders' equity	$9,986,259	$10,634,353

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net sales	$3,587,674	$4,034,581	6,716,750	$7,234,556
Cost of sales	2,718,330	2,758,832	4,727,189	4,772,649

Gross margin	869,344	1,275,749	1,989,561	2,461,907

Operating expenses:
Selling, general and administrative	660,034	671,410	1,539,227	1,324,660
Engineering, research and development	497,726	448,572	981,622	928,949
Total operating expenses	1,157,760	1,119,982	2,520,849	2,253,609

Income (loss) from operations	(288,416)	155,767	(531,288)	208,298

Other income (expense):
Amortization of debt discount	(30,061)	(25,600)	(60,935)	(48,587)
Loss on extinguishment of debt	-	-	-	(26,600)
Amortization of deferred financing costs	(27,080)	(27,080)	(54,160)	(54,160)
Change in fair value of common stock warrants	27,801	(67,345)	(106,080)	(42,773)
Interest income	-	34	-	34
Interest expense	(57,387)	(97,390)	(119,867)	(201,467)
Total other income (expense)	(86,727)	(217,381)	(341,042)	(373,553)

Loss before income taxes	(375,143)	(61,614)	(872,330)	(165,255)

Income tax expense (benefit)	(126,948)	10,860	(240,130)	(7,009)

Net loss	$(248,195)	$(72,474)	$(632,200)	$(158,246)

Basic loss per common share	$(0.08)	$(0.02)	$(0.19)	$(0.05)
Diluted loss per common share	$(0.08)	$(0.02)	$(0.19)	$(0.05)

Weighted average shares outstanding:
Basic	3,252,702	3,235,250	3,252,048	3,157,985
Diluted	3,252,702	3,235,250	3,252,048	3,157,985